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                                                                      EXHIBIT 14

                         MERITAGE HOSPITALITY GROUP INC.

                CODE OF ETHICS FOR PRINCIPAL FINANCIAL EMPLOYEES

         Meritage Hospitality Group Inc. ("MERITAGE" or the "COMPANY") is committed to conduct Meritage's business in accordance with the highest ethical standards. This Code sets forth the principles by which the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and any other officers or employees of Meritage (or its affiliates) that perform similar functions (the "PRINCIPAL FINANCIAL EMPLOYEES") are expected to adhere in meeting these standards. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to Meritage, its investors and the public.

                              CONFLICTS OF INTEREST

         Meritage's Principal Financial Employees have an obligation to promote the best interests of the Company at all times. They should avoid any action which may involve a conflict of interest with the Company. The Principal Financial Employees should not have any undisclosed, unapproved financial or other business relationships with any suppliers, customers or competitors of a magnitude or nature that could impair the independence of any judgment they may need to make on behalf of Meritage. Conflicts of interest would also arise if a Principal Financial Employee, or a member of his or her family, receives improper payments or other personal benefits as a result of his or her position with Meritage.

         Principal Financial Employees must also avoid apparent conflicts of interest which may occur where a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in their dealings on behalf of Meritage.

         Where conflicts of interest arise, Principal Financial Employees must provide full disclosure of the circumstances and stand back from any related decision making process. Principal Financial Employees shall provide full disclosure of any perceived or apparent conflicts of interest to Meritage's Audit Committee Chairman.

                             CORPORATE OPPORTUNITIES

         Principal Financial Employees shall not (i) take for themselves any business opportunities that are discovered through the use of Meritage property, information or efforts, or as a result of their position with Meritage, (ii) use Meritage property, information or position for personal gain, or (iii) compete with Meritage. All Principal Financial Employees owe a duty to Meritage to advance its legitimate business interests when the opportunity to do so arises.

                                 CONFIDENTIALITY

         Principal Financial Employees shall maintain the confidentiality of all information entrusted to them in their position with Meritage, except when disclosure is authorized or legally mandated. They should recognize that such information is the property of Meritage and only the Company may authorize its publication or use by others. Confidential information includes, but is not limited to, all non-public information that might be used by Meritage's competitors, or information that may be harmful to Meritage's business if disclosed. Principal Financial Employees shall inform their subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work, and monitor these subordinates, as needed, to ensure that confidentiality is maintained.

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                  PROTECTION AND PROPER USE OF MERITAGE ASSETS

         Principal Financial Employees must safeguard Meritage property, whether it is a piece of equipment, an electronic file, real estate or confidential information. Principal Financial Employees should ensure that all Meritage property is used in an efficient manner and for legitimate business purposes. Theft, carelessness and waste that impacts Meritage's profitability should be promptly reported and appropriately addressed.

                              COMPLIANCE WITH LAWS

         Principal Financial Employees must respect and follow, and cause Meritage to comply with, all governmental laws, rules and regulations applicable to Meritage's business. In addition, the Principal Financial Employees shall comply with Meritage's Stock Trading Policy.

                                 FULL DISCLOSURE

         Meritage has an obligation to comply with all reporting requirements under the Securities Exchange Act of 1934 and all requirements of any market or exchange on which Meritage's securities are traded. In accordance with Meritage's disclosure obligations, financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will be able to determine their significance and consequence quickly and accurately. The Principal Financial Employees shall ensure that Meritage's financial officers communicate to Meritage's executive management, Meritage's Audit Committee, and the independent auditors engaged to conduct an audit of Meritage's consolidated financial statements, all relevant information and their professional judgments or opinions. The Principal Financial Employees shall encourage open communication and full disclosure of financial information by all relevant employees.

         Furthermore, any Principal Financial Employees in possession of material information must not disclose such information before its public disclosure, and must take steps to ensure that Meritage complies with its timely disclosure obligations.

         All Principal Financial Employees shall ensure that all relevant employees understand Meritage's open communication and full disclosure standards and processes. Further, all Principal Financial Employees shall ensure that all employees are aware of the Employee Complaint Policy regarding accounting matters which permits employees to submit good faith complaints regarding any questionable accounting, internal controls and auditing matters.

                         COMPLIANCE WITH CODE OF ETHICS

         If any Meritage employee has knowledge of, or is suspicious of, any noncompliance with any section of this Code, or is concerned whether circumstances could lead to a violation of this Code, the employee should discuss the situation with his/her immediate supervisor. If such employee feels uncomfortable or otherwise believes it is inappropriate to discuss the matter with his/her immediate supervisor, then the employee may discuss the matter directly with the Audit Committee Chairman or submit an anonymous message to the Audit Committee Chairman by following the procedures set forth in the Employee Complaint Policy. If Principal Financial Employees have knowledge or are suspicious of any noncompliance with any section of this Code, or are concerned whether circumstances could lead to a violation of this Code, they should discuss the situation with the Audit Committee Chairman. Meritage will not permit any retaliation against a Principal Financial Employee or other employee who acts in good faith in reporting any such violation or suspected violation.

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         Any waiver of this Code for Principal Financial Employees may be made only by the Audit Committee and will be promptly disclosed as required by law.

                    ACCOUNTABILITY FOR ADHERENCE TO THE CODE

         Principal Financial Employees are responsible for abiding by this Code. This includes individual responsibility for failure to exercise proper supervision and detect and report any violation. Principal Financial Employees who violate this Code are subject to disciplinary action, up to and including discharge or termination from their position.

                                    IMPORTANT

         THIS CODE OF ETHICS AND THE POLICIES DESCRIBED HEREIN DO NOT CONSTITUTE AN EMPLOYMENT CONTRACT, NOR DOES IT CREATE ANY CONTRACTUAL RIGHTS. IN ADDITION, THIS CODE OF ETHICS DOES NOT LIMIT THE OBLIGATIONS OF ANY PRINCIPAL FINANCIAL EMPLOYEE UNDER ANY EXISTING NON-COMPETE, NON-DISCLOSURE OR OTHER RELATED AGREEMENTS TO WHICH SUCH EMPLOYEE IS BOUND.

As a Principal Financial Employee, I have read and agreed to abide by this Code of Ethics for Principal Financial Employees:

_____________________________________                   ________________________
Name:                                                            Date

Title

                          Adopted by the Board of Directors on December 16, 2003

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